Exhibit 99.1
August 13, 2008
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report for the period ended June 30, 2008
ReSearch Pharmaceutical Services, Inc.(“RPS” or the “Company”), a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry, is pleased to announce its unaudited second quarter results for the three month period ended June 30, 2008. These statements include unaudited comparative results for RPS which merged with Cross Shore Acquisition Corporation (“Cross Shore”) on August 30, 2007.
In addition, RPS announces that it has today filed a Form 10-Q in the U.S., as required by the Securities and Exchange Commission (“SEC”). A copy of the Form 10-Q is available on our website (www.rpsweb.com)
Financial highlights for the three months ended June 30, 2008
•	Service revenues for the second quarter of 2008 of $40.3 million grew $11.5 million or 39.8% as compared to the same period in 2007

•	EBITDA for the second quarter of 2008 of $2.4 million grew $0.5 million or 26% as compared to the same period in 2007.

•	Net income before provision for income taxes for the second quarter of 2008 of $2.0 million grew $0.9 million or 88% as compared with net income before provision for income taxes of $1.1 million for the same period in 2007

•	As of June 30, 2008 the Company had approximately $10.7 million in cash plus $15 million of unused bank line availability
Financial highlights for the six months ended June 30, 2008
•	Service revenues for the six months ended June 30, 2008 of $78.3 million grew $23.5 million or 42.8% as compared to the same period in 2007

•	EBITDA for the six months ended June 30, 2008 of $5.1 million grew $1.5 million or 43% as compared to the same period in 2007.

•	Net income before provision for income taxes for the six months ended June 30, 2008 of $4.3 million grew $5.8 million as compared with net loss before benefit for income taxes of $1.4 million for the same period in 2007
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure are located at the end of this press release.
Operational highlights
The second quarter of 2008 results demonstrate the continuing growth of the Company reflecting the addition of new business wins as well as growth within existing client programs.
During the second quarter, the Company continued to invest in its core clinical infrastructure to further strengthen its position as a leading provider of integrated, flexible solutions, prepare for our continued global expansion, and expand our full-service project capabilities in support of growing client demand. We expect that these investments will fuel our continued growth and lead to greater opportunities in the future.

August 13, 2008
Additionally, during the second quarter, the Company added four new non-executive Directors to the board who are expected to provide additional levels of industry and business expertise.
Commenting on the second quarter results, Daniel M. Perlman, Chairman and CEO of RPS said:
“Once again, the growth of our service revenues demonstrates the continued acceptance of our unique business model. Our clients continue to rely on our expertise in their quest to reduce overall research and development costs while improving the quality and speed of drug development.”
For further information please contact:

ReSearch Pharmaceutical Services, Inc. Dan Perlman, Chief Executive Officer Steven Bell, Chief Financial Officer	+1 215 540 0700

Nominated Adviser and UK Broker: Arbuthnot Securities Limited
James Steel / Richard Tulloch	+44 20 7012 2100

August 13, 2008
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report to June 30, 2008
Background on RPS
ReSearch Pharmaceutical Services, Inc. (“RPS” or the “Company”) was incorporated in Delaware on January 30, 2006 as Cross Shore Acquisition Corporation (“Cross Shore”), a blank check company formed to serve as a vehicle for the acquisition of a then unidentified operating business engaged in the delivery of business services to consumers and companies in the United States. On April 24, 2006 Cross Shore consummated its initial public offering on the Alternative Investment Market (“AIM”) of the London Stock Exchange, and on April 26, 2007, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ReSearch Pharmaceutical Services, Inc. (“Old RPS”). Upon the completion of the merger with Old RPS on August 30, 2007, Cross Shore changed its name to ReSearch Pharmaceutical Services, Inc. Prior to the merger with Old RPS, Cross Shore had no operating business other than searching for an acquisition target.
Headquartered in Ft. Washington, Pennsylvania, with subsidiary offices across Latin and South America, RPS is a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry. RPS provides services in connection with the design, initiation and management of clinical trials programs that are required to obtain regulatory approval to market bio-pharmaceutical products. RPS is a next generation CRO serving the bio-pharmaceutical industry. Our innovative business model combines the expertise of a traditional CRO with the ability to provide flexible outsourcing solutions that are fully integrated within our clients’ clinical drug development infrastructure. This approach was designed to meet the varied needs of small, medium and large bio-pharmaceutical companies.
Operating review of the three months ended 30 June 2008 compared to three months ended 30 June 2007
–	Revenues: Service revenues increased 39.8% to $40.3 million for the three months ended June 30, 2008 from $28.8 million for the three months ended June 30, 2007 as we generated additional business from existing and new customers. The majority of the increase is related to the continued build from existing contracts with several pharmaceutical companies in our Clinical Master Service Provider (“CMSP”) programs. CMSP revenue for the three months ended June 30, 2008 grew 72.7% over the comparable prior period, and accounted for 60.8% of our total service revenue for the three months ended June 30, 2008.

Reimbursement revenues and offsetting reimbursable out–of–pocket costs fluctuate from period to period due primarily to the level of pass–through expenses in a particular period. Reimbursement revenues and reimbursable out–of–pocket costs increased 32.4% to $4.6 million during the three months ended June 30, 2008 from $3.4 million during the three months ended June 30, 2007. The increase is due primarily to an increase in the number of staff incurred expenses on client programs.

–	Direct Costs: Direct costs increased 45.0% to $30.1 million or 74.7% of service revenues for the three months ended June 30, 2008 as compared to $20.7 million or 72.0% of service revenues for the three months ended June 30, 2007. The increase in direct costs is directly correlated with the increase in revenues as described above, as well as an increase in certain direct costs at a rate greater than the increase in revenues. The primary costs included in direct costs are operational staff payroll and related taxes and benefits.

August 13, 2008
–	Selling, general and administrative expenses: Selling, general and administrative expenses (“SG&A”) increased 26.5% to $7.8 million for the three months ended June 30, 2008 from $6.1 million for the three months ended June 30, 2007 to support the increase in revenues. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee–related costs such as new salaries, as well as increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $4.9 million for the three months ended June 30, 2008 as compared to $4.0 million for the three months ended June 30, 2007. Although total SG&A expenses increased for the three month period ended June 30, 2008, SG&A expenses, as a percentage of service revenues, decreased to 19.3% for the three months ended June 30, 2008 as compared to 21.3% for the three months ended June 30, 2007. The decrease is attributable to the Company’s ability to leverage fixed infrastructure costs and contain semi–variable overhead costs at a slower rate of growth than revenues.

–	Depreciation and amortization expense: Depreciation and amortization expense increased 84.0% to $0.4 million for the three months ended June 30, 2008 as compared to $0.2 million for the three months ended June 30, 2007 due primarily to an increase in the depreciable asset base.

–	Income from operations: Income from operations increased to $2.0 million for the three months ended June 30, 2008 as compared to income from operations of $1.7 million for the three months ended June 30, 2007. The increase is attributable to growth in revenues in excess of the corresponding growth in direct costs and SG&A costs as described above.

–	Interest income and expense: Interest income increased to $71,000 during the three months ended June 30, 2008 due to an increase in the level of investable cash on hand subsequent to Old RPS’ August 30, 2007 merger with Cross Shore. Interest expense decreased to $89,000 for the three months ended June 30, 2008 from $0.6 million during the three months ended June 30, 2007. The decrease is due to the payoff of the outstanding balance on our line of credit and the outstanding notes payable subsequent to the merger with Cross Shore on August 30, 2007.

–	Provision for income taxes: The provision for income taxes for the three months ended June 30, 2008 decreased to $0.9 million as compared to a provision for income taxes of $2.5 million for the three months ended June 30, 2007. Our effective tax rate for the three months ended June 30, 2007 was significant as the interest charge related to the put warrant liability incurred in the first quarter of 2007 was non-deductible for income tax purposes. Accordingly, the income tax expense recorded in the three months ended June 30, 2007 is reflective of that rate. The provision for income taxes recorded during the three months ended June 30, 2008 is reflective of our recurring effective tax rate.

–	Net income (loss): As a result of the factors discussed above, net income for the three months ended June 30, 2008 increased to $1.2 million or $0.04 per basic share and $0.03 per diluted share, for the three months ended June 30, 2008 from a net loss of $1.4 million for the three months ended June 30, 2007 or $(0.27) per share, basic and diluted.
Operating review of the six months ended 30 June 2008 compared to six months ended 30 June 2007
–	Revenues: Service revenues increased 42.8% to $78.3 million for the six months ended June 30, 2008 from $54.9 million for the six months ended June 30, 2007 as we generated additional

August 13, 2008
business from existing and new customers. The majority of the increase is related to the continued build from existing contracts with several pharmaceutical companies in our CMSP programs. CMSP revenue for the six months ended June 30, 2008 grew 78.4% over the comparable prior period, and accounted for 61.1% of our total service revenue for the six months ended June 30, 2008.

Reimbursement revenues and offsetting reimbursable out–of–pocket costs fluctuate from period to period due primarily to the level of pass–through expenses in a particular period. Reimbursement revenues and reimbursable out–of–pocket costs increased 20.3% to $8.3 million during the six months ended June 30, 2008 from $6.9 million during the six months ended June 30, 2007. The increase is due primarily to an increase in the number of staff incurred expenses on client programs.

–	Direct Costs: Direct costs increased 47.2% to $58.4 million or 74.5% of service revenues for the six months ended June 30, 2008 as compared to $39.7 million or 72.3% of service revenues for the six months ended June 30, 2007. The increase in direct costs is directly correlated with the increase in revenues as described above, as well as an increase in certain direct costs at a rate greater than the increase in revenues. The primary costs included in direct costs are operational staff payroll and related taxes and benefits.

–	Selling, general and administrative expenses: Selling, general and administrative expenses (“SG&A”) increased 27.7% to $14.9 million for the six months ended June 30, 2008 from $11.7 million for the six months ended June 30, 2007 to support the increase in revenues. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee–related costs such as new salaries, as well as increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $9.2 million for the six months ended June 30, 2008 as compared to $7.6 million for the six months ended June 30, 2007. Although total SG&A expenses increased for the six month period ended June 30, 2008, SG&A expenses, as a percentage of service revenues, decreased to 19.0% for the six months ended June 30, 2008 as compared to 21.2% for the six months ended June 30, 2007. The decrease is attributable to the Company’s ability to leverage fixed infrastructure costs and contain semi–variable overhead costs at a slower rate of growth than revenues.

–	Depreciation and amortization expense: Depreciation and amortization expense increased 92.4% to $0.8 million for the six months ended June 30, 2008 as compared to $0.4 million for the six months ended June 30, 2007 due primarily to an increase in the depreciable asset base.

–	Income from operations: Income from operations increased to $4.3 million for the six months ended June 30, 2008 as compared to income from operations of $3.1 million for the six months ended June 30, 2007. The increase is attributable to growth in revenues in excess of the corresponding growth in direct costs and SG&A costs as described above.

–	Interest income and expense: Interest income increased to $162,000 during the six months ended June 30, 2008 due to an increase in the level of investable cash on hand subsequent to Old RPS’ August 30, 2007 merger with Cross Shore. Interest expense decreased to $140,000 for the six months ended June 30, 2008 from $4.6 million during the six months ended June 30, 2007. The decrease is due to the payoff of the outstanding balance on our line of credit and the outstanding notes payable subsequent to the merger with Cross Shore on August 30, 2007. Interest expense from the six months ended June 30, 2007 includes a $3.8 million non-cash charge to mark our put

August 13, 2008
warrant liability to market during the period. The put warrants were exchanged for shares of Cross Shore common stock in connection with the Cross Shore merger on August 30, 2007.

–	Provision for income taxes: The provision for income taxes for the six months ended June 30, 2008 increased to $1.8 million versus a benefit of $3.3 million for the six months ended June 30, 2007. Our effective tax rate for the six months ended June 30, 2007 was significant as the interest charge related to the put warrant liability is non-deductible for income tax purposes. Accordingly, the income tax benefit recorded in the six months ended June 30, 2007 is reflective of that rate. The provision for income taxes recorded during the six months ended June 30, 2008 is reflective of our recurring effective tax rate.

–	Net income (loss): As a result of the factors discussed above, net income for the six months ended June 30, 2008 increased to $2.5 million or $0.08 per basic share and $0.07 per diluted share, for the six months ended June 30, 2008 from net income of $1.8 million for the six months ended June 30, 2007 or $0.29 per basic share and $0.11 per diluted share.
Balance Sheet and Cash Flow
The Company maintains a working capital line of credit with a bank, with a maximum potential borrowing capacity of $15.0 million. At June 30, 2008, there were no outstanding borrowings under this facility. Interest on outstanding borrowings under this facility is at the bank’s prime rate (5.00% at June 30, 2008). The credit facility contains various financial and other covenants, including a prohibition on paying dividends or distributions (other than dividends or distributions payable in our stock). At June 30, 2008, we were in compliance with these covenants. The facility is secured by all of our corporate assets. At June 30, 2008, we had available cash and cash equivalent balances of $10.7 million and working capital of $33.5 million, which we believe will provide sufficient liquidity for the next twelve months.
During the six months ended June 30, 2008, our operating activities provided cash of $1.2 million, a decrease of $0.5 million from the corresponding amount for the six months ended June 30, 2007. Cash provided by operating activities during the six month period ended June 30, 2008 can be attributed to net income of $2.5 million, supplemented by non-cash charges for depreciation of $0.8 million, and stock based compensation of $0.3 million, an increase in customer deposits of $0.2 million, and a decrease in accounts receivable, net of allowance for doubtful accounts of $1.2 million, or 3.7%, to $30.9 million at June 30, 2008 from $32.1 million at December 31, 2007 primarily related to the improved timing of cash collections.
These sources of cash were offset by the use of cash in other operating assets and liabilities of $3.7 million consisting primarily of a decrease of $1.1 million in deferred revenue, a decrease of $0.5 million in accrued expenses, a decrease of $0.8 million in accounts payable, an increase in prepaid expenses and other current assets of $0.2 million, and by an increase of $1.0 million in our income taxes payable/recoverable.
Cash used in investing activities for the six months ended June 30, 2008 totaled $1.0 million, consisting primarily of the increase in restricted cash of $0.2 million and the purchase of property and equipment totaling $0.8 million.
Cash used in financing activities for the six months ended June 30, 2008 totaled $0.6 million, consisting primarily of principal payments on capital lease obligations of $0.5 million.

August 13, 2008
SEC Filings
RPS has today filed with the United States Securities and Exchange Commission a quarterly report on Form 10-Q, which details the Company’s business operations along with detailed financials statements.
Further details relating to RPS, its operations and its accounting and operating policies, are set out in the Form 10-Q, copies of which can be obtained from the Company’s website at www.rpsweb.com.
Supplemental non-GAAP financial information
EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization. The Company believes that net income is the most directly comparable GAAP measurement to EBITDA. EBITDA is presented because the Company believes it is useful to investors as a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness and because such disclosure provides investors with additional criteria used by the Company to evaluate our operating performance and the performance bonuses of certain of our employees. EBITDA is not defined under GAAP, should not be considered in isolation or as a substitute for a measure of our liquidity or performance prepared in accordance with GAAP and is not indicative of income from operations as determined under GAAP. EBITDA and other non-GAAP financial measures have limitations which should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA does not include interest expense, income tax expense or depreciation and amortization expense, which may be necessary in evaluating the Company’s operating results and liquidity requirements or those of businesses we may acquire. The Company’s management compensates for these limitations by using EBITDA as a supplement to GAAP results to provide a more comprehensive understanding of the factors and trends affecting our business or any business we may acquire. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures provided by other companies, because not all companies calculate this measure in the same fashion.
The following table and related notes reconciles net income (loss) to EBITDA:

	(in thousands)		(in thousands)
	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Reconciliation of net income (loss) to EBITDA:

Net income (loss)	$1,153	$(1,382)	$2,476	$1,848
Provision (benefit) for income taxes	859	2,454	1,823	(3,280)
Interest (income) expense, net	18	639	(22)	4,570
Depreciation and amortization	419	228	784	408

EBITDA	$2,449	$1,939	$5,061	$3,546
Daniel M. Perlman, Chairman and CEO
August 13, 2008

August 13, 2008
Financial Data
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,715,852	$11,060,255
Restricted cash	1,559,704	1,321,877
Accounts receivable, less allowance for doubtful accounts of $594,000 at June 30, 2008 and $547,000 at December 31, 2007 respectively	30,927,427	32,117,662
Prepaid expenses and other current assets	2,329,484	1,671,674

Total current assets	$45,532,467	$46,171,468

Intangible assets, net	275,536	275,536
Property and equipment, net	4,347,852	3,343,371
Other assets	347,934	253,471
Deferred tax asset	375,173	375,173

Total assets	$50,878,962	$50,419,019

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$672,552	$1,442,881
Accrued expenses	5,366,774	6,489,902
Customer deposits	1,559,704	1,321,877
Deferred revenue	3,915,406	5,026,042
Current portion of capital lease obligations	568,845	536,106

Total current liabilities	$12,083,281	$14,816,808

Customer deposits	4,500,000	4,500,000
Other liabilities	294,079	258,860
Capital lease obligations, less current portion	900,922	414,002

Total liabilities	$17,778,282	$19,989,670

Stockholders’ equity:
Common stock, $.0001 par value:		3,220
Authorized shares – 150,000,000 at June 30, 2008 and December 31, 2007, respectively, issued and outstanding shares – 32,547,406 and 32,199,223 at June 30, 2008 and December 31, 2007, respectively	3,255
Additional paid-in capital	36,332,103	36,078,600
Accumulated other comprehensive income	(8,035)	50,305
Accumulated deficit	(3,226,643)	(5,702,776)

Total stockholders’ equity	$33,100,680	$30,429,349

Total liabilities and stockholders’ equity	$50,878,962	$50,419,019

August 13, 2008
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended June
	30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Service revenue	$40,286,342	$28,811,211	$78,334,195	$54,853,432
Reimbursement revenue	4,554,955	3,439,534	8,349,497	6,937,874

Total revenue	44,841,297	32,250,745	86,683,692	61,791,306

Direct costs	30,076,813	20,739,044	58,392,836	39,657,330
Reimbursable out-of-pocket costs	4,554,955	3,439,534	8,349,497	6,937,874
Selling, general, and administrative expenses	7,759,741	6,133,971	14,880,251	11,650,830
Depreciation and amortization	418,969	227,760	784,265	407,677

Income from operations	2,030,819	1,710,436	4,276,843	3,137,595

Interest expense	89,405	638,850	139,931	4,569,838
Interest income	71,155	—	162,001	—

Net income before provision for income taxes	2,012,569	1,071,586	4,298,913	(1,432,243)
Provision (benefit) for income taxes	859,485	2,453,932	1,822,780	(3,279,837)

Net income	$1,153,084	$(1,382,346)	$2,476,133	$1,847,594

Accretion of preferred stock	—	(121,200)	—	(242,400)

Net income applicable to common shares	$1,153,084	$(1,503,546)	$2,476,133	$1,605,194

Net income per common share:
Basic	$0.04	$(0.27)	$0.08	$0.29
Diluted	$0.03	$(0.27)	$0.07	$0.11

Weighted average number of common shares outstanding:
Basic	32,545,476	5,507,998	32,487,641	5,504,731
Diluted	34,133,310	5,507,998	34,089,090	17,265,917

August 13, 2008
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ending June 30,
	2008	2007
	(unaudited)
Net income	$2,476,133	$1,847,594
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	784,265	239,593
Amortization of intangible assets	—	168,084
Amortization of debt discount	—	92,568
Interest charge related to put warrant liability	—	3,817,918
Stock-based compensation	267,253	35,394
Changes in operating assets and liabilities:
Accounts receivable	1,190,235	(1,832,027)
Income taxes payable/recoverable	(1,017,568)	(3,279,837)
Prepaid expenses and other current assets	(231,681)	(834,320)
Other assets	(94,463)	35,776
Accounts payable	(770,329)	(815,396)
Accrued expenses	(531,689)	262,628
Customer deposits	237,827	627,927
Deferred revenue	(1,110,636)	1,051,946
Other liabilities	35,219	290,958

Net cash provided by operating activities	1,234,566	1,708,806

Investing activities
Change in restricted cash	(237,827)	623,470
Purchase of property and equipment	(765,987)	(1,010,306)

Net cash used in investing activities	(1,003,814)	(386,836)

Financing activities
Net borrowings (repayments) on lines of credit	—	(1,222,570)
Principal payments on capital lease obligations	(542,331)	(12,642)
Merger consideration, net of fees paid	(17,880)	—
Proceeds from the exercise of stock options	8,951	—

Net cash used in financing activities	(551,260)	(1,235,212)
Effect of exchange rates on cash and cash equivalents	(23,895)	29,523

Net change in cash and cash equivalents	(344,403)	116,281
Cash and cash equivalents, beginning of period	11,060,255	197,024

Cash and cash equivalents, end of period	$10,715,852	$313,305

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$162,001	$751,920

Income taxes	$1,792,780	$893,680

Supplemental disclosures of noncash financing activities
Accretion of preferred stock dividends	$—	$242,400

Acquisition of fixed assets under capital leases	$1,022,759	$—

August 13, 2008
NOTES
The unaudited results contained herein reflect the operations of RPS only and do not contain any operating results for Cross Shore. Comparative results for 2007 reflect the results of Old RPS prior to its merger with Cross Shore.
The functional currency of RPS is U.S. dollars because that is the currency of the primary economic environment in which the company operates. These unaudited financial statements are presented in U.S. dollars.
The unaudited financial statements are presented in conformity with accounting principles generally accepted in the United States and have been prepared using the same accounting policies as set forth in the financial statements for the year ended December 31, 2007.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates”, “intends”, “plans”, “seeks”, “believes”, “estimates”, “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, financial condition, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including: our ability to identify liabilities associated with RPS; our ability to manage pricing and operational risks; our ability to manage foreign operations; changes in technology; and our ability to acquire or renew contracts. Any forward-looking statement made in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so by law or regulation.